Exhibit 11 - Statement Regarding Computation of Per Share Earnings


                                               Three Months Ended March 31,
                                               1996                   1995
- --------------------------------------------------------------------------------
INCOME BEFORE ADJUSTMENT                  $    980,000           $  1,660,000
INTEREST ADJUSTMENT (1)                            ---                 19,000
- --------------------------------------------------------------------------------
NET INCOME                                $    980,000           $  1,679,000
================================================================================

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING                 5,569,634              3,249,474

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARE EQUIVALENTS:
  Net shares assumed to be
    issued for dilutive stock
    options and warrants:                      937,434              2,631,757
  Shares assumed to be
    issued on conversion of
    preferred stock:                         4,060,549              4,395,000
- --------------------------------------------------------------------------------
TOTAL WEIGHTED AVERAGE COMMON
   AND COMMON EQUIVALENT SHARES
   OUTSTANDING                              10,567,618             10,276,231
================================================================================
EARNINGS PER COMMON SHARE (2)            $        0.09         $         0.16
================================================================================

(1) Pursuant to the treasury stock method - represents an adjustment to interest from the assumed use of a portion of the proceeds from the exercise of options and warrants to retire a portion of short-term borrowings in 1995.

(2) There was no difference between primary and fully diluted earnings per share in the first quarter of 1996 and 1995.



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